Exhibit 99

Contact:

Sara Buda

Lionbridge Technologies

(781) 434-6190

sara_buda@lionbridge.com

LIONBRIDGE REPORTS RECORD EARNINGS AND REVENUE FOR SECOND QUARTER; DOUBLES YEAR-OVER-YEAR EPS TO $0.08,

DRIVES 19% FIRST HALF 2004 GROWTH WITH REVENUE OF $41.0 MILLION

Outlook for Second Half and 2005 Reflects Continued Growth and Earnings Leverage

WALTHAM, Mass. – July 26, 2004 - Lionbridge Technologies, Inc. (Nasdaq: LIOX), a leading provider of globalization and testing services, today announced record revenue and earnings for the second quarter ended June 30, 2004.

Financial highlights for the quarter include:

•	Revenue of $41.0 million, an increase of 10% compared to revenue of $37.3 million for the second quarter of 2003. For the six months ended June 30, 2004, the Company reported revenue of $80.8 million, a 19% increase compared to revenue of $68.1 million for the same period in 2003.

•	GAAP net income of $3.7 million or $0.08 per share based on 48.8 million weighted average fully diluted common shares outstanding. This compares with net income of $1.5 million or $0.04 per share based on 34.7 million weighted average fully diluted common shares outstanding for the quarter ended June 30, 2003.

•	Included in net income for the quarter is $241,000 of restructuring and other expenses. The Company completed the final integration of its India operation.

•	Gross margin of 40% for the second quarter of 2004, an increase of 170 basis points from the first quarter of 2004.

•	Record operating margin approaching 10% for the second quarter of 2004, an increase of 760 basis points from the first quarter of 2004.

•	Positive cash flow from operations of $3.1 million, an increase of 131% over the first quarter of 2004. This resulted in an ending cash balance of $34.3 million.

“Our second quarter results reflect the continued maturation of our business. As we expected, we are growing gross margins and expanding operating earnings as revenue increases. Most importantly, the quality of our earnings is stronger than ever. This underscores the power of our operating model,” said Rory Cowan, CEO of Lionbridge. “We delivered this success despite a temporary slowdown in our testing business during the quarter. Our increasing margins, successful integration of our India operation and growing customer demand give us confidence for strength throughout the second half of 2004 and for continued expansion in 2005.”

Lionbridge also confirmed its FY 2004 guidance and offered an outlook for FY 2005. “We remain comfortable with the mid point of revenue guidance we previously provided of $160-170 million for 2004 and with current First Call consensus EPS,” continued Cowan. “Our preliminary outlook for 2005 shows estimated revenue of between $190-200 million and net income of approximately $20-26 million.”

The Company will host a conference call on Monday, July 26 at 4:30 pm ET regarding the content of this release. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investor’s page of the Lionbridge web site at http://www.lionbridge.com/webcast/July26/. A replay will be available at this location for a week.

About Lionbridge

Lionbridge Technologies, Inc. (NASDAQ: LIOX) is a provider of globalization and testing services. Lionbridge combines global onshore, near shore and offshore resources with proven program management methodologies to serve as an outsource partner throughout a client’s product and content lifecycle—from development to globalization, testing and maintenance. Global organizations in all industries rely on Lionbridge services to increase international market share, speed adoption of global products and content, and enhance their return on enterprise applications and IT system investments. Based in Waltham, Mass., Lionbridge maintains 20 solution centers in 10 countries and provides services under the Lionbridge and VeriTest brands. To learn more, visit http://www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including those statements relating to expected growth, net income, revenue, earnings, customer demand, margin increase, cost-saving opportunities and performance for the current and subsequent fiscal quarters and years, as well as revenue and income guidance for the remainder of 2004 and 2005. Lionbridge’s actual experience may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases to generate revenues; the loss of a major client or customer; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; the impact of foreign currency fluctuations on its operating results and revenue growth; risks associated with management of growth; market acceptance of new service offerings; the failure to keep pace with the rapidly changing requirements of its clients; benefits realized from the acquisition of Lionbridge India; the ability to implement and realize cost efficiencies, the ability to recognize the benefits from offshore production capabilities and restructuring activities, and the timing and size of such restructuring activities; Lionbridge’s ability to attract and retain key personnel; Lionbridge being held liable for defects or errors in its solutions or services; political, economic and business fluctuations in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2004.

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$40,962	$37,270	$80,827	$68,121
Operating expenses:
Cost of revenue (excluding depreciation and amortization shown separately below)	24,559	22,517	49,130	41,476
Sales and marketing	3,673	3,273	7,257	6,089
General and administrative	7,660	7,933	15,810	14,866
Research and development	54	149	179	351
Depreciation and amortization	775	835	1,640	1,675
Amortization of acquisition-related intangible assets	9	116	108	231
Merger, restructuring and other charges	241	—	1,854	—
Stock-based compensation	124	70	243	226

Total operating expenses	37,095	34,893	76,221	64,914

Income from operations	3,867	2,377	4,606	3,207

Interest expense:
Interest on outstanding debt	—	843	—	1,607
Accretion of discount on notes payable	—	152	—	305
Interest income	74	3	159	6
Other expense	29	190	67	232

Income before income taxes	3,912	1,195	4,698	1,069
Provision for (benefit from) income taxes	201	(318)	294	(215)

Net income	$3,711	$1,513	$4,404	$1,284

Net income per share of common stock:
Basic	$0.08	$0.05	$0.09	$0.04
Diluted	0.08	0.04	0.09	0.04
Weighted average number of common shares outstanding:
Basic	46,496	31,859	46,412	31,787
Diluted	48,754	34,715	48,713	34,620

LIONBRIDGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Amounts in thousands)

	June 30, 2004	December 31, 2003

ASSETS
Current assets:
Cash and cash equivalents	$34,326	$29,496
Restricted cash	—	338
Accounts receivable, net of allowances of $406 and $591 at June 30, 2004 and December 31, 2003 respectively	23,923	24,653
Work in process	9,402	8,609
Other current assets	2,167	2,188

Total current assets	69,818	65,284

Property and equipment, net	2,937	4,445
Goodwill	35,021	34,994
Other intangible assets, net	83	191
Other assets	852	1,076

Total assets	$108,711	$105,990

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,017	8,318
Accrued expenses and other current liabilities	14,844	14,278
Deferred revenue	3,111	3,850

Total current liabilities	23,972	26,446

Other long-term liabilities	1,952	1,914

Total stockholders’ equity	82,787	77,630

Total liabilities and stockholders’ equity	$108,711	$105,990